Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
EQUIPMENTSHARE.COM INC
EquipmentShare.com Inc, a corporation formed under the Texas Business Organizations Code (the “Corporation”), hereby certifies:
Entity Information
The name of the Corporation is EquipmentShare.com Inc. The Corporation is a for-profit corporation that was incorporated in the State of Texas on June 30, 2025. The file number issued to the Corporation by the Secretary of State of the State of Texas is 806105628.
Identification of Amendments
This Amended and Restated Certificate of Formation attached hereto as Exhibit A makes new amendments to the Corporation’s current Certificate of Formation (the “Current Certificate”). The full text of each added provision is contained in the Amended and Restated Certificate of Formation attached hereto.
Statement of Approval
Each new amendment to the Current Certificate has been made in accordance with the provisions of the Texas Business Organizations Code (the “TBOC”). The amendments to the Current Certificate, and the Amended and Restated Certificate of Formation attached hereto, have been approved in the manner required by the TBOC and by the governing documents of the Corporation.
Required Statements
The Amended and Restated Certificate of Formation of the Corporation, which is attached hereto, accurately states the text of the Current Certificate being restated and each amendment to the Current Certificate being restated that is in effect, and as further amended by the Amended and Restated Certificate of Formation of the Corporation. The attached Amended and Restated Certificate of Formation does not contain any other change in the Current Certificate being restated except for the information permitted to be omitted by the provisions of the TBOC applicable to the Corporation.
Effectiveness of Filing
This document becomes effective when the document is filed by the Secretary of State of the State of Texas.

Execution
The undersigned affirms that the organization designated as registered agent in the Amended and Restated Certificate of Formation of the Corporation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the Corporation to execute the filing instrument.

Date: January 26, 2026
EQUIPMENTSHARE.COM INC

/s/ John Griffin
	Name:	John Griffin
	Its:	General Counsel

EXHIBIT A
ARTICLE I.
NAME
The name of the Corporation is EquipmentShare.com Inc (the “Corporation”).
ARTICLE II.
REGISTERED OFFICE AND AGENT
The address of the registered office of the Corporation in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, Texas 75201-3136. The name of its registered agent at such address is CT Corporation System.
ARTICLE III.
PURPOSE AND POWERS
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).
ARTICLE IV.
CAPITAL STOCK
A.    Authorized Shares
1.    Classes of Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 3,900,000,000 shares, which shall be divided into two classes, consisting of (i) 3,700,000,000 shares of Common Stock, $0.00000125 par value per share (“Common Stock”), which shall be divided into two series, consisting of 3,500,000,000 shares of Class A common stock, par value $0.00000125 per share (“Class A Common Stock”) and 200,000,000 shares of Class B common stock, par value $0.00000125 per share (“Class B Common Stock”), and (ii) 200,000,000 shares of Preferred Stock, par value $0.00000125 per share (“Preferred Stock”), 7,809,003 of which shall be designated as Perpetual Preferred Stock (“Perpetual Preferred Stock”) and 6,745,258 of which shall be designated as Perpetual-1 Preferred Stock (“Perpetual-1 Preferred Stock,” and together with the Perpetual Preferred Stock, “Perpetual Preferred”).
Upon this amended and restated certificate of formation (as the same may be amended, modified, supplemented, and/or restated from time to time, this “Certificate of Formation”) becoming effective pursuant to the TBOC (the “Effective Time”), each share of the Corporation’s Common Stock, $0.00000125 par value per share, Series A-1 Preferred Stock, $0.00000125 par value per share, Series A-2 Preferred Stock, $0.00000125 par value per share, Series B-1 Preferred Stock, $0.00000125 par value per share, Series B-1 Preferred Stock, $0.00000125 par value per share, Series C-1 Preferred Stock, $0.00000125 par value per share, Series C-2 Preferred Stock, $0.00000125 par value per share, Series C-3 Preferred Stock,

$0.00000125 par value per share, Series D Preferred Stock, $0.00000125 par value per share and Series E Preferred Stock, $0.00000125 par value per share, in each case, outstanding or held by the Corporation as treasury shares as of immediately before the Effective Time (collectively, the “Old Stock”) shall automatically be reclassified as one validly issued, fully paid and non-assessable share of Class A Common Stock, without any action on the part of the holders of such shares. At the Effective Time, any stock certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Old Stock shall, from and after the Effective Time, automatically and without necessity of presenting the same for exchange, represent the number of shares of Class A Common Stock into which such shares were reclassified at the Effective Time, without any action on the part of the holder thereof. Immediately following the reclassification pursuant to the immediately preceding sentence, pursuant to an exchange agreement entered into by and among William J. Schlacks IV and Jabbok Schlacks (the “Founders” and each, a “Founder”) and the Company prior to the Effective Time, each share of Class A Common Stock held by the Founders immediately following such reclassification, including any shares of Class A Common Stock purchased by either Founder from an underwriter in the initial public offering of the Corporation, (the “Founder Stock”) shall be exchanged for one share of Class B Common Stock (the “Class B Exchange”).
The number of authorized shares of any class of capital stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the total combined voting power of the shares of stock entitled to vote thereon, voting together as a single class, except as may be required by the TBOC. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.
2.    Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s shareholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the TBOC.
B.    Powers and Rights of Common Stock
The description of the Class A Common Stock and the Class B Common Stock, and the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, are as follows:
1.    Identical Rights. Except as otherwise expressly provided by this Certificate of Formation or required by applicable law, shares of Class A Common Stock and Class B

Common Stock shall have the same rights, powers and privileges and rank equally (including as to dividends and distributions, and any liquidation, dissolution, or winding up of the Corporation), share ratably and be identical in all respects as to all matters.
2.    Voting Rights.
2.1.    General Voting Rights. Except as otherwise expressly provided herein or required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to a vote of the shareholders of the Corporation; provided, however, that, except as otherwise required by the TBOC or other applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Formation or to a Preferred Stock certificate of designations that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series of Preferred Stock, to vote thereon pursuant to this Certificate of Formation (including any certificate of designations relating to any class or series of Preferred Stock or pursuant to the TBOC). To the maximum extent permitted by the TBOC, but subject to the rights, if any, of the holders of Preferred Stock as specified in this Certificate of Formation or in any certificate of designation, and further subject to the Bylaws and the other provisions of this Certificate of Formation, the vote of shareholders holding a majority of the total combined voting power of the shares of stock entitled to vote on the matter then outstanding shall be sufficient to approve, authorize, adopt, or to otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any action, including any “fundamental business transaction” and “fundamental action” as defined in the TBOC.
2.2.    Votes Per Share. To the fullest extent permitted by law, except as otherwise expressly provided by this Certificate of Formation, on any matter that is submitted to a vote of the shareholders of the Corporation, (i) each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held by such holder on all matters on which shareholders of the Corporation generally are entitled to vote and (ii) each holder of Class B Common Stock shall be entitled to twenty (20) votes for each share of Class B Common Stock held by such holder on all matters on which shareholders of the Corporation generally are entitled to vote.
3.    Dividends. Whenever a dividend, other than a dividend that constitutes a Share Distribution, is paid to the holders of shares of Class A Common Stock or Class B Common Stock then outstanding, the Corporation shall also pay to the holders of the other class of Common Stock then outstanding an equal dividend per share on an equal priority, pari passu basis, unless different treatment of the shares of each series is or has been approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A Common Stock entitled to vote thereon and by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class. Dividends will be payable only as and when declared from time to time by the Board of Directors out of assets of the Corporation legally available therefor.
4.    Share Distributions. If at any time a Share Distribution is to be made with respect to shares of Class A Common Stock or Class B Common Stock then outstanding, the Corporation will also pay a Share Distribution to the holders of shares of the other classes of Common Stock then outstanding, and in all events, only as follows (unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A Common Stock entitled to vote thereon and by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class):
(a)    a Share Distribution may be declared and paid on an equal per share basis among the shares of Class A Common Stock and shares of Class B Common Stock consisting of (i) shares of Class A Common Stock or Class A Convertible Securities declared and paid to holders of shares of Class A Common Stock and (ii) shares of Class B Common Stock or Class B Convertible Securities declared and paid to holders of shares of Class B Common Stock (for the avoidance of doubt, shares of Class B Common Stock or Class B Convertible Securities may not be issued, paid or otherwise distributed to holders of Class A Common Stock or Class A Convertible Securities unless approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon);
(b)    a Share Distribution consisting of shares of any class or series of securities of the Corporation or any other Person, other than shares of Class A Common Stock or Class B Common Stock (or Class A Convertible Securities or Class B Convertible Securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of shares of Class A Common Stock and Class B Common Stock or (ii) in the case of securities of another Person only, a separate class or series of securities to the holders of shares of Class A Common Stock and/or Class B Common Stock, respectively, and a different class or series of securities to the holders of shares of the other classes of Common Stock, on an equal per share basis to such holders of the shares of Class A Common Stock and Class B Common Stock; provided that, in connection with a Share Distribution pursuant to clause (ii), such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any other differences between the Class A Common Stock and Class B Common Stock set forth in this Certificate of Formation, mutatis mutandis, and any other related differences in designations, conversion and share distribution provisions, as applicable), with holders of shares of Class B Common Stock, on the one hand, receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) higher relative voting rights as compared to, and proportional with the existing relative voting rights of, the holders of shares of Class A Common Stock, and the holders of shares of Class A Common Stock on the other hand, receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights as compared to, and proportional with the existing relative voting rights of, the holders of shares of Class B Common Stock; provided that, unless otherwise approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon, the class or series of securities received by the holders of Class B Common Stock shall provide for voting rights equal to the voting power of the Class B Common Stock as set forth in Article IV Section (B)(2.2); or
(c)    in the case of a Share Distribution consisting of shares of any class or series of securities of any other Person, such other Person shall have a certificate of incorporation or other constituent document with provisions substantially similar in all material respects to the provisions set forth in this Certificate of Formation (including provisions providing for the distribution of voting securities to holders of Class B Common Stock that have voting rights equal to the voting power of the Class B Common Stock as set forth in Article IV Section (B)(2.2), unless otherwise approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon and by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A Common Stock entitled to vote thereon, each voting separately as a class.
5.    Mergers and Consolidation.
(a)    Subject to subsection (c) of this Article IV Section (B)(5), in connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such Change of Control Transaction shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to shareholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A Common Stock entitled to vote thereon and by the affirmative vote of the holders of a majority of the voting power of then-outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class.
(b)    Subject to subsection (c) of this Article IV Section (B)(5), any merger or consolidation of the Corporation with or into any other entity, which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A Common Stock entitled to vote thereon and by the affirmative vote of the holders of a majority of the voting power of then-outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such merger or consolidation are treated equally, identically and ratably, on a per share basis, including whether such shares remain outstanding and with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to shareholders of the Corporation in respect thereof; or (ii) such shares are converted on a pro rata basis into shares of the surviving entity or its parent in such transaction having identical rights, powers and privileges to the shares of Class A Common Stock and Class B Common Stock in effect immediately prior to such merger or consolidation, respectively; provided that if the voting power of the Class B Common Stock, including the voting power of the Class B Common Stock relative to the voting power of the Class A Common Stock, would be adversely affected by such merger or consolidation, the approval by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock shall be required.
(c)    Notwithstanding anything to the contrary contained in this Certificate of Formation, (i) for the avoidance of doubt, consideration to be paid to or received by a holder of shares of Class A Common Stock or Class B Common Stock in connection with any Change of Control Transaction or in connection with any merger or consolidation of the Corporation with or into any other entity, which is not a Change of Control Transaction, pursuant to any bona fide employment, consulting, severance or similar services arrangement shall be deemed not to be “paid or otherwise distributed to shareholders” or consideration in respect of shares of the capital stock of the Corporation for purposes of this Article IV Section (B)(5), and (ii) to the extent all or part of the consideration into which shares of Class A Common Stock or Class B Common Stock are converted or any consideration paid or otherwise distributed to shareholders of the Corporation in any Change of Control Transaction or any merger or consolidation of the Corporation with or into any other entity, which is not a Change of Control Transaction, is in the form of securities of another corporation or other entity, then the holders of shares of Class B Common Stock shall have their shares of Class B Common Stock converted into, or may otherwise be paid or distributed, such securities with a greater number of votes per share (but in no event greater than the voting rights of the Class B Common Stock as calculated pursuant to Article IV Section (B)(2.2); provided that, unless otherwise approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon, the class or series of securities received by the holders of Class B Common Stock shall provide for voting rights equal to the voting power of the Class B Common Stock as set forth in Article IV Section (B)(2.2) (and the provisions governing the securities payable or otherwise distributable to the holders of shares of Class B Common Stock may also differ from the provision governing the securities payable or otherwise distributable to the holders of shares of Class A Common Stock in the same relative manner as the Class A Common Stock and Class B Common Stock differ from each other as set forth in this Certificate of Formation, mutatis mutandis, and any other related differences in designations, conversion and share distribution provisions, as applicable), without any requirement that such different treatment be approved by the holders of shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
6.    Reclassification, Split, Subdivision, or Combination. If the Corporation in any manner reclassifies, splits, subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such classes will concurrently therewith be proportionately reclassified, split, subdivided or combined in a manner that maintains the same proportionate equity ownership and voting rights among the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common Stock on the record date for such reclassification, split, subdivision or combination, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A Common Stock entitled to vote thereon and by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class.
7.    Liquidation and Dissolution. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, and be entitled to receive an equal amount per share of all the assets of the Corporation of whatever kind available for distribution to holders of shares of any class of capital stock of the Corporation, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the payment in full of the preferential or other amounts to which any series of Preferred Stock are entitled, unless different treatment of the shares of each such series is or has been approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A Common Stock entitled to vote thereon, and by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class. Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, lease or exchange of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV Section (B)(7).
8.    Conversion.
8.1.    Voluntary Conversion of Class B Common Stock. Subject to this Article IV Section B, each share of Class B Common Stock shall be voluntarily convertible into one (1) fully paid and non-assessable share of Class A Common Stock at the option of the holder of such share of Class B Common Stock at any time and from time to time, and without payment of additional consideration to or by such holder.

8.2.    Mechanics of Voluntary Conversion of Class B Common Stock. In order for a holder of shares of Class B Common Stock to voluntarily convert shares of Class B Common Stock into shares of Class A Common Stock, such holder shall (i) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Class B Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Class B Common Stock and, if applicable, any condition or event on which such conversion is contingent (which, in the case of a contingent conversion, such notice may be revoked by such holder prior to the time on which the conversion would otherwise occur unless otherwise specified by such holder) and (ii) surrender the certificate or certificates, if any, representing such shares of Class B Common Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation (which may include a requirement to post a bond) to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) at the office of the transfer agent for the Class B Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Class A Common Stock to be issued. If required by the Corporation, any certificate or certificates so surrendered shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. The shares of Class A Common Stock into which the specified shares of Class B Common Stock have been converted shall be deemed to be outstanding of record at the Voluntary Conversion Time. All rights with respect to the shares of Class B Common Stock converted at any Voluntary Conversion Time, including the rights, if any, to receive notices and vote, shall terminate at the Voluntary Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at, prior to, or after such time), except for only the rights of the holder of such shares to receive (i) any dividends declared but unpaid on the shares of Class B Common Stock held by such holder as of the record date for such dividend, if such record date was at or prior to the Voluntary Conversion Time, that have been converted into shares of Class A Common Stock at such Voluntary Conversion Time, and (ii) if the shares of Class B Common Stock converted at such Voluntary Conversion Time were represented by a certificate or certificates immediately prior to such Voluntary Conversion Time, upon surrender of the certificate or certificates that immediately prior to such Voluntary Conversion Time represented such shares of Class B Common Stock (or lost certificate affidavit and agreement), (x) a certificate or certificates representing the number of full shares of Class A Common Stock into which such shares of Class B Common Stock were converted at such Voluntary Conversion Time if such shares of Class A Common Stock are certificated, and (y) if less than all of the shares of Class B Common Stock represented by any one certificate were converted at such Voluntary Conversion Time, a new certificate representing the shares of Class B Common Stock not so converted at such Voluntary Conversion Time. Until surrendered in accordance with this Article IV Section (B)(8.2), any certificate or certificates that, immediately prior to the Voluntary Conversion Time, represented shares of Class B Common Stock that have been converted into shares of Class A Common Stock at such Voluntary Conversion Time shall, from and after such Voluntary Conversion Time, represent only (i) the number of shares of Class A Common Stock into which such shares of Class B Common Stock have been converted at such Voluntary Conversion Time, and (ii) in the event less than all of the shares of Class B Common Stock represented by a certificate have not been so converted, then such certificate shall also represent the shares of Class B Common Stock that have not been so converted at such Voluntary Conversion Time.
8.3.    Automatic Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of a Transfer other than a Permitted Transfer of such share of Class B Common Stock. In the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Article IV Section (B)(8.3), such conversion shall be deemed to have occurred at the time that the Transfer of such shares occurred.
8.4.    Final Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action by the Corporation or the holder thereof, convert into one (1) fully paid and non-assessable share of Class A Common Stock (the “Sunset Date”) upon the earliest to occur of:
(a)    5:00 p.m. New York time on the third Business Day following the latest to occur of: (i) approval of such conversion by the affirmative vote of a majority of the Board of Directors, (ii) approval of such conversion by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon, voting separately as a class, and (iii) any condition or event on which such conversion is contingent, as specified in connection with the approvals in the immediately preceding (i) and (ii);
(b)    5:00 p.m. New York time on the first Business Day following such time as the aggregate number of shares of Class B Common Stock held (in street name or as a holder of record) by the Founders and their Permitted Transferees is less than 25% of the aggregate number of shares of Class B Common Stock held (in street name or as a holder of record) by the Founders at closing of the initial public offering of the Corporation (as adjusted for any reclassification, split, subdivision or combination with respect to the Class B Common Stock); and
(c)    5:00 p.m. New York time on the first Business Day following such date that is twenty-four (24) months after the later of (i) the Disability Date of the second Founder to die or become Disabled and (ii) the date on which there are no Family Member Insiders, provided that such date may be extended by up to twelve (12) months by a vote of a majority of the Independent Directors then in office.
8.5.    Policies and Procedures.
(a)    The Board of Directors may, from time to time, establish such policies and procedures, not in violation of applicable law or this Certificate of Formation or the Amended and Restated Bylaws of the Corporation (as may be amended or restated from time to time, the “Bylaws”), relating to the conversion of shares of Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. The Corporation may, from time to time, require that a holder of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of shares of Class B Common Stock and to confirm that a conversion to shares of Class A Common Stock has not occurred.
(b)    Promptly following any Mandatory Conversion Time, each holder of shares of Class B Common Stock that have been converted into shares of Class A Common Stock at such Mandatory Conversion Time shall surrender the certificate or certificates, if any, that immediately prior to such Mandatory Conversion Time represented the shares of Class B Common Stock that were converted into shares of Class A Common Stock at such Mandatory Conversion Time (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation (which may include a requirement to post a bond) to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) at the office of the transfer agent for the Class B Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). If required by the Corporation, any certificate or certificates so surrendered shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the shares of Class B Common Stock converted at any Mandatory Conversion Time, including the rights, if any, to receive notices and vote, shall terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at, prior to, or after such time), except for only the rights of the holder of such shares to receive (i) any dividends declared but unpaid on the shares of Class B Common Stock held by such holder as of the record date for such dividend, if such record date was at or prior to the Mandatory Conversion Time, that have been converted into shares of Class A Common Stock at such Mandatory Conversion Time, and (ii) if the shares of Class B Common Stock converted at such Mandatory Conversion Time were represented by a certificate or certificates immediately prior to such Mandatory Conversion Time, upon surrender of the certificate or certificates that immediately prior to such Mandatory Conversion Time represented such shares of Class B Common Stock (or lost certificate affidavit and agreement), (x) a certificate or certificates representing the number of full shares of Class A Common Stock into which such shares of Class B Common Stock were converted at such Mandatory Conversion Time if such shares of Class A Common Stock are certificated, and (y) if less than all of the shares of Class B Common Stock represented by any one certificate were converted at such Mandatory Conversion

Time, a new certificate representing the shares of Class B Common Stock not so converted at such Mandatory Conversion Time. Until surrendered in accordance with this Article IV Section (B)(8.5)(b), any certificate or certificates that, immediately prior to the Mandatory Conversion Time, represented shares of Class B Common Stock that have been converted into shares of Class A Common Stock at such Mandatory Conversion Time shall, from and after such Mandatory Conversion Time, represent only (i) the number of shares of Class A Common Stock into which such shares of Class B Common Stock have been converted at such Mandatory Conversion Time, and (ii) in the event less than all of the shares of Class B Common Stock represented by a certificate have not been so converted, then such certificate shall also represent the shares of Class B Common Stock that have not been so converted at such Mandatory Conversion Time.
8.6.    Effect of Conversion. Any shares of Class B Common Stock converted pursuant to this Certificate of Formation shall be retired and cancelled and may not be reissued as shares of such class, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.
9.    Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.
10.    No Further Issuances. Except for shares of Class B Common Stock issued in connection with the Class B Exchange, the issuance of shares of Class B Common Stock issuable upon exercise or settlement of Rights outstanding at the Effective Time, any dividend payable in accordance with Article IV Section (B)(4) hereof, consideration to be paid to or received in connection with any Change of Control Transaction or any merger or consolidation of the Corporation with or into any other entity, which is not a Change of Control Transaction, in accordance with Article IV Section (B)(5) hereof, or any reclassification, split, subdivision or combination in accordance with Article IV Section (B)(6) hereof, the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock.
C.    Powers and Rights of Perpetual Preferred
The description of the Perpetual Preferred Stock and the Perpetual-1 Preferred Stock, and the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, are as follows:
1.    General. Each share of Perpetual Preferred Stock shall be identical in all respects to every other share of Perpetual Preferred Stock, and each share of Perpetual-1 Preferred Stock shall be identical in all respects to every other share of Perpetual-1 Preferred Stock. The Perpetual Preferred has no stated maturity and, except as provided in this Certificate of Formation, will not be subject to any sinking fund for the payment of the redemption price or mandatory redemption, and will remain outstanding indefinitely unless and until redeemed by the Corporation pursuant to Article IV Section (C)(7) or pursuant to the rights set forth in the Additional Rights Agreement.
2.    Ranking. Each of the Perpetual Preferred Stock and Perpetual-1 Preferred Stock will rank pari passu with such other series of Perpetual Preferred, senior to all classes of Common Stock and series of Preferred Stock (other than Perpetual Preferred) with respect to the payment of dividends, liquidation preference and shareholder distributions subject to this Certificate of Formation, and effectively junior to all of the Corporation’s existing and future indebtedness (including indebtedness convertible into Common Stock or Preferred Stock (other than Perpetual Preferred)) and to the indebtedness and other liabilities of the Corporation’s existing or future subsidiaries.
3.    Definitions. As used in this Certificate of Formation, unless the context otherwise requires or as set forth in another Article of this Certificate of Formation, the following capitalized terms shall have the following meanings as used herein:
3.1.    “Accreted Liquidation Preference” means on a per share basis, (a) with respect to Perpetual Preferred Stock, as of any date of determination, the sum of (i) the PP Liquidation Amount, plus (ii) the then-aggregated unpaid Applicable Compounded Dividends with respect to such share of Perpetual Preferred Stock, if any, for the then-current Divided Period (as defined below) for Perpetual Preferred Stock (measured as of the most recent Dividend Compound Date) and any prior Dividend Periods for Perpetual Preferred Stock, and (b) with respect to Perpetual-1 Preferred Stock, as of any date of determination, the sum of (i) the PP-1 Liquidation Amount, plus (ii) the then-aggregated unpaid Applicable Compounded Dividends with respect to such share of Perpetual-1 Preferred Stock, if any, for the then-current Dividend Period (as defined below) for Perpetual-1 Preferred Stock (measured as of the most recent Dividend Compound Date) and any prior Dividend Periods for Perpetual-1 Preferred Stock.
3.2.    “Additional Consideration” means any consideration payable to the shareholders of the Corporation only upon the satisfaction of contingencies in the event of a Deemed Liquidation Event.
3.3.    “Additional Rights Agreement” means that certain amended and restated letter agreement by and among the Company and the holders of Perpetual Preferred dated on or around May 31, 2023 as may be amended after the date hereof.
3.4.    “Applicable Anniversary” means, with respect to Perpetual Preferred Stock, the one year anniversary, and with respect to Perpetual-1 Preferred Stock, the five year anniversary.
3.5.    “Applicable Compounded Dividends” has the meaning set forth in Article IV Section (C)(4.1).

3.6.    “Applicable Dividend Rate” means, with respect to Perpetual Preferred Stock, the Applicable PP Dividend Rate, and with respect to Perpetual-1 Preferred Stock, the Applicable PP-1 Dividend Rate.
3.7.    “Applicable Full Dividend Rate” means, with respect to Perpetual Preferred Stock, the PP Full Dividend Rate, and with respect to Perpetual-1 Preferred Stock, the PP-1 Full Dividend Rate.
3.8.    “Applicable Initial Five-Year Period” means, with respect to the Perpetual Preferred Stock, the PP Initial Five-Year Period, and with respect to the Perpetual-1 Preferred Stock, the PP-1 Initial Five-Year Period.
3.9.    “Applicable Liquidation Amount” means, with respect to Perpetual Preferred Stock, the PP Liquidation Amount, and with respect to Perpetual-1 Preferred Stock, the PP-1 Liquidation Amount.
3.10.    “Applicable Original Issue Date” means, with respect to Perpetual Preferred Stock, the PP Original Issue Date, and with respect to the Perpetual-1 Preferred Stock, the PP-1 Original Issue Date.
3.11.    “Applicable PP Dividend Rate” means: (a) for each Dividend Period for Perpetual Preferred Stock during the period commencing on the PP Original Issue Date and ending on the calendar day immediately preceding the fifth anniversary of the PP Original Issue Date (such period, the “PP Initial Five-Year Period”), (i) 8.5% per annum, if the Corporation has declared and paid 100% of the annual accumulated dividends in respect of the immediately preceding Dividend Period pursuant to Article IV Section (C)(4.1) in cash (the “PP Full Dividend Rate”), (ii) 9.5% per annum, if the Corporation has declared and paid annual dividends in respect of the immediately preceding Dividend Period pursuant to Article IV Section (C)(4.1) in cash in an amount greater than or equal to $5,000,000, but less than the amount contemplated by clause (i) above, and (iii) 10.5% per annum, if the Corporation has declared and paid annual dividends in respect of the immediately preceding Dividend Period pursuant to Article IV Section (C)(4.1) in cash in an amount equal to less than $5,000,000; (b) for the Dividend Period commencing after the last day of the PP Initial Five-Year Period and ending on the calendar day immediately preceding the sixth anniversary of the PP Original Issue Date, 9% per annum in cash; and (c) for each Dividend Period commencing on the sixth anniversary of the PP Original Issue Date, 10% per annum in cash, in the case of each of the foregoing clauses (a), (b) and (c) as may be increased pursuant to the terms of the Additional Rights Agreement.
3.12.    “Applicable PP-1 Dividend Rate” means: (a) for each Dividend Period for Perpetual-1 Preferred Stock during the period commencing on the PP-1 Original Issue Date and ending on the calendar day immediately preceding the fifth anniversary of the PP-1 Original Issue Date (such period, the “PP-1 Initial Five-Year Period”), (i) 9.25% per annum, if the Corporation has declared and paid 100% of the annual accumulated dividends in respect of the immediately preceding Dividend Period pursuant to Article IV Section (C)(4.1) in cash (the “PP-1 Full Dividend Rate”), (ii) 10.25% per annum, if the Corporation has declared and paid annual dividends in respect of the immediately preceding Dividend Period pursuant to Article IV

Section (C)(4.1) in cash in an amount greater than or equal to $4,000,000, but less than the amount contemplated by clause (i) above, and (iii) 11.25% per annum, if the Corporation has declared and paid annual dividends in respect of the immediately preceding PP-1 Dividend Period pursuant to Article IV Section (C)(4.1) in cash in an amount equal to less than $4,000,000; (b) for the PP-1 Dividend Period commencing after the last day of the PP-1 Initial Five-Year Period and ending on the calendar day immediately preceding the sixth anniversary of the PP-1 Original Issue Date, 9.75% per annum in cash; and (c) for each PP-1 Dividend Period commencing on the sixth anniversary of the PP-1 Original Issue Date, 10.75% per annum in cash, in the case of each of the foregoing clauses (a), (b) and (c) as may be increased pursuant to the terms of the Additional Rights Agreement.
3.13.    “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by applicable law to close.
3.14.    “Deemed Liquidation Event” means (a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (l) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.
3.15.    “Dividend Compound Date” means the last day of each of the following calendar months: March, June, September and December of each year.
3.16.    “Dividend Payment Date” has the meaning set forth in Article IV Section (C)(7.4).
3.17.    “Dividend Period” means, for the initial Dividend Period for the applicable series of Perpetual Preferred, the period from and including the Applicable Original Issue Date for such series of Perpetual Preferred to, but excluding, the first anniversary of the Applicable Original Issue Date for such series of Perpetual Preferred, and for each Dividend Period for the applicable series of Perpetual Preferred thereafter, the period from and including the anniversary date of the applicable preceding Dividend Period to, but excluding, the subsequent anniversary of the then-current Dividend Period.
3.18.    “Dividend Record Date” has the meaning set forth in Article IV Section (C)(4.1).
3.19.    “Initial Consideration” means the portion of consideration payable to the shareholders of the Corporation in the event of a Deemed Liquidation Event that is not Additional Consideration.
3.20.    “Perpetual Preferred Liquidation Preference” has the meaning set forth in Article IV Section (C)(5.1).
3.21.    “PP Liquidation Amount” means $26.26 per share of Perpetual Preferred Stock (subject to appropriate adjustment in the event of any stock split, stock combination or other similar recapitalization with respect to the Perpetual Preferred Stock).
3.22.    “PP Original Issue Date” means the date on which shares of Perpetual Preferred Stock were first issued.
3.23.    “PP-1 Liquidation Amount” means $26.26 per share of Perpetual-1 Preferred Stock (subject to appropriate adjustment in the event of any stock split, stock combination or other similar recapitalization with respect to the Perpetual-1 Preferred Stock).
3.24.    “PP-1 Original Issue Date” means the date on which shares of Perpetual-1 Preferred Stock were first issued.
4.    Perpetual Preferred Dividends.
4.1.    Payment.  Dividends on the Perpetual Preferred will accrue and accumulate on a daily basis in arrears from the Applicable Original Issue Date with respect to the applicable series of Perpetual Preferred, at a rate per annum equal to the Applicable Dividend Rate for such series of Perpetual Preferred, on the then-current Accreted Liquidation Preference of the outstanding applicable series of Perpetual Preferred, whether or not declared, and, if not declared and paid, will accrue and be compounded quarterly in arrears on each Dividend Compound Date (such compounded dividends for each series of Perpetual Preferred, as applicable, the “Applicable Compounded Dividends”). Dividends on the Perpetual Preferred will be payable, pari passu, at the election of the Corporation, in cash at any time when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefore. For the avoidance of doubt, declared dividends can only be paid in cash, except as otherwise agreed by a majority of the holders of Perpetual Preferred then issued and outstanding, voting together as a single class, and any dividends not so paid in cash will instead continue to accrue and be compounded in arrears on each such Dividend Compound Date.

Dividends that are payable in cash on a series of Perpetual Preferred in respect of any Dividend Period for such series of Perpetual Preferred shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable in cash on Perpetual Preferred on any date prior to the end of a Dividend Period for the applicable series of Perpetual Preferred, and for the initial Dividend Period of such series of Perpetual Preferred, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month. Dividends that are payable in cash on a series of Perpetual Preferred on any Dividend Payment Date will be payable to holders of record of such series of Perpetual Preferred as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
4.2.    Priority of Perpetual Preferred Dividends. So long as any share of Perpetual Preferred remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any Preferred Stock that, by its terms, ranks junior to the Perpetual Preferred (other than dividends payable solely in shares of Common Stock), and no Common Stock or Preferred Stock that, by its terms, ranks junior to the Perpetual Preferred shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries, without the prior consent of holders of a majority of the then-outstanding shares of Perpetual Preferred (voting together as a single class); provided that the foregoing limitations or restrictions shall not apply to actions as permitted in Article IV Section (C)(6.2.6) below.
4.3.    General. Holders of Perpetual Preferred shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Perpetual Preferred as specified in this Article IV Section (C)(4).
Notwithstanding the provisions of this Article IV Section (C)(4) or Article IV Section (C)(6) below and regardless of whether dividends are paid in full (or declared and a sum sufficient for such full payment is not so set apart) on the Perpetual Preferred, the Corporation shall not be prohibited or limited from: taking any of the actions permitted in Article IV Section (C)(6.2.6) below; converting or exchanging any shares of stock of the Corporation (other than the Perpetual Preferred) for shares of any other class or series of capital stock of the Corporation ranking junior to the Perpetual Preferred as to payment of dividends and the distribution of assets (including upon the Corporation’s liquidation, dissolution and winding up); or purchasing or acquiring shares of Perpetual Preferred pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Perpetual Preferred.
5.    Perpetual Preferred Liquidation Preference.
5.1.    Preferential Payments to Holders of Perpetual Preferred. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its shareholders (the “Available Funds and Assets”), prior and in preference to any payment or distribution (or any setting a part of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or Preferred Stock that, by its terms, ranks junior to the Perpetual Preferred, the holders of each share of the Perpetual Preferred then outstanding shall be entitled to be paid, pari passu, out of the Available Funds and Assets, an amount per share equal to the sum of the Accreted Liquidation Preference, the amount of any other accumulated and unpaid dividends (excluding the Applicable Compounded Dividends to the extent included in the Accreted Liquidation Preference) and if such voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event occurs prior to the fifth anniversary of the Applicable Original Issue Date for such series of Perpetual Preferred (the date of such voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the “Liquidation Date”), an additional amount, if any, equal to the aggregate cash dividends that would have been paid on the Applicable Liquidation Amount of each applicable share of Perpetual Preferred from and after the Liquidation Date through the end of the Applicable Initial Five-Year Period for such series of Perpetual Preferred if 100% of the dividends were paid in cash at the Applicable Full Dividend Rate for such series of Perpetual Preferred (such amounts collectively, the “Perpetual Preferred Liquidation Preference”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the Available Funds and Assets shall be insufficient to pay the holders of shares of Perpetual Preferred the full amount to which they shall be entitled under this Article IV Section (C)(5.1), the holders of shares of Perpetual Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of such shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
5.2.    Residual Payments. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Perpetual Preferred of their full preferential amounts described above in Article IV Section (C)(5.1), then such amounts shall be paid to the holders of Common Stock as set forth in Article IV Section (B)(7) and to the holders of Preferred Stock (other than Perpetual Preferred) as set forth in the applicable certificate of designations.
6.    Voting Rights.
6.1.    General.  The Perpetual Preferred shall have no voting rights, except as set forth in this Article IV Section (C)(6) and, in each such case, the holders of Perpetual Preferred shall entitled to one vote for each share of Perpetual Preferred held at all meetings of shareholders (and written actions in lieu of meetings).
6.2.    Perpetual Preferred Protective Provisions. At any time when at least 1,561,801 shares of Perpetual Preferred are outstanding (subject to appropriate adjustment in the event of any stock split, stock combination or other similar recapitalization with respect to the Perpetual Preferred, and provided that any shares of Perpetual Preferred that have previously been redeemed by the Corporation pursuant to Article IV Section (C)(7) shall be deemed outstanding for purposes of calculating the number of shares of Perpetual Preferred outstanding solely with respect to the availability of the consent rights set forth in this Article IV Section (C)(6.2), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Formation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Perpetual Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
6.2.1    amend, alter, restate, waive or repeal any provision of this Certificate of Formation or the Bylaws of the Corporation in a manner that adversely affects the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Perpetual Preferred;
6.2.2    consummate a Deemed Liquidation Event, unless the proceeds from such transaction results in the holders of the Perpetual Preferred having the right to receive Initial Consideration in an amount in cash or liquid securities equal to at least the then-Perpetual Preferred Liquidation Preference, as applicable, for each share of Perpetual Preferred held by such holder;
6.2.3    increase the authorized number of shares of any series of Perpetual Preferred;
6.2.4    create, or authorize the creation of, or issue or obligate itself to issue shares of any new class or series of capital stock or other rights to purchase or acquire capital stock that are (or would be upon issuance) senior to or pari passu with the Perpetual Preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends (but not, for the avoidance of doubt, securities that are junior with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends or redemptions to the holders of Perpetual Preferred);
6.2.5    with respect to any subsidiary of the Corporation only, create, or authorize the creation of, or issue or obligate such subsidiary to issue shares of any new class or series of capital stock of such subsidiary or other rights to purchase or acquire capital stock of such subsidiary (other than any such issuances to the Corporation or its wholly-owned subsidiaries);
6.2.6    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or pursuant to a right of first refusal in favor of the Corporation, if such repurchases are approved by the Board of Directors of the Corporation, including the approval of a majority of the Preferred Directors;
6.2.7    [reserved]; or
6.2.8    incur any indebtedness after the PP Original Issue Date, except any trade debt or other unsecured debt incurred in the ordinary course of business, in an amount in excess of 6.5x adjusted EBITDA (calculated in accordance with the Corporation’s financial statements) (the “Debt Threshold”), which excess amount is not reduced by the Corporation so that the Corporation is below the Debt Threshold no later than nine (9) months after the end of the calendar month in which such Debt Threshold was first exceeded.
7.    Perpetual Preferred Redemption.
7.1.    The Corporation, at its option, upon notice in accordance with Article IV Section (C)(7.3), may redeem a series of Perpetual Preferred, in whole or in part, for cash, at any time on and after the Applicable Anniversary of the Applicable Original Issue Date for such series of Perpetual Preferred at a price per share for each share of Perpetual Preferred so redeemed equal to the Perpetual Preferred Liquidation Preference for such series of Perpetual Preferred, without interest, to the extent the Corporation has funds legally available therefor (the “Optional Redemption Right”).
7.2.    If fewer than all of the outstanding shares of a series of Perpetual Preferred are to be redeemed pursuant to Article IV Section (C)(7.1), such shares of Perpetual Preferred to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) as determined by the Corporation. Holders of Perpetual Preferred to be redeemed shall surrender such Perpetual Preferred at the time (the “Redemption Date”) and place designated in the Redemption Notice given pursuant to Article IV Section (C)(7.3) below and shall be entitled to the redemption price per share set forth in Article IV Section (C)(7.1). If the Redemption Notice for the redemption of any shares of Perpetual Preferred has been given pursuant to Article IV Section (C)(7.3) below, the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Perpetual Preferred so called for redemption, and irrevocable instructions have been given to pay the Redemption Price, then from and after the Redemption Date, dividends shall cease to cumulate and accrue on such shares of Perpetual Preferred, such shares of Perpetual Preferred shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the Redemption Price.
7.3.    Notice of redemption pursuant to the Optional Redemption Right will be mailed by the Corporation, postage prepaid, not fewer than 30 or more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Perpetual Preferred to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation (the “Redemption Notice”). No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any series of Perpetual Preferred except as to the holder to whom such notice was defective or not given. In addition to any information required by law, each such notice shall state: the Redemption Date; the Redemption Price; the number and series of shares of Perpetual Preferred to be redeemed; the place or places where the certificates, if any, representing shares of Perpetual Preferred are to be surrendered for payment of the Redemption Price; procedures for surrendering noncertificated shares of Perpetual Preferred for payment of the Redemption Price; that dividends on the shares of the series of Perpetual Preferred to be redeemed will cease to accumulate on the date prior to such Redemption Date; and that payment of the Redemption Price will be made upon presentation and surrender of such Perpetual Preferred. If fewer than all of the shares of a series of Perpetual Preferred held by any holder are to be redeemed, the Redemption Notice mailed to such holder shall also specify the number of shares of such series of Perpetual Preferred held by such holder to be redeemed. From and after the date set for redemption, unless the Corporation shall default in the payment of the Redemption Price: (i) all dividends on the shares designated for redemption in the notice will cease to accumulate; (ii) all rights of the holders of the Perpetual Preferred to be redeemed (including the right to vote), except the right to receive the Redemption Price thereof (including all accumulated and unpaid dividends up to the date prior to the Redemption Date), will cease and terminate; (iii) the shares of the Perpetual Preferred to be redeemed will not thereafter be transferred (except with the consent of the Corporation) on the transfer agent’s books; (iv) the shares of the Perpetual Preferred to be redeemed will not be deemed to be outstanding for any purpose whatsoever; and (v) the Corporation shall be prohibited from voting any shares so redeemed for any purpose.
7.4.    If a Redemption Date falls after a Dividend Record Date and on or prior to the date fixed for payment of such dividend (the “Dividend Payment Date”), each holder of the applicable series of Perpetual Preferred at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of such series of Perpetual Preferred that surrenders its shares on such Redemption Date will be entitled to the dividends accruing after the end of the Dividend Period for such series of Perpetual Preferred to which such Dividend Payment Date relates up to but excluding the Redemption Date. All shares of a series of Perpetual Preferred redeemed or repurchased pursuant to this Article IV Section (C)(7), shall be retired and cancelled and may not be reissued as shares of such series of Perpetual Preferred, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly. If any Redemption Date is not a Business Day, then the Redemption Price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that Redemption Date to that next Business Day.
8.    Conversion.  Holders of Perpetual Preferred shares shall have no right to exchange or convert such shares into any other shares or securities.

9.    Record Holders.  The Corporation and its transfer agent may deem and treat the record holder of any Perpetual Preferred as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.
10.    No Preemptive Rights.  No holders of the Perpetual Preferred will, as holders of Perpetual Preferred, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.
11.    Exclusion of Other Rights.  The Perpetual Preferred shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in this Certificate of Formation and the Additional Rights Agreement.
ARTICLE V.
BYLAWS
Subject to any additional vote required by this Certificate of Formation or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. The shareholders entitled to vote shall also have the power to make, alter, amend or repeal the Bylaws; provided, however, that from and after the Sunset Date, the shareholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 75% of the voting power of the shares of stock entitled to vote of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
ARTICLE VI.
BOARD OF DIRECTORS
A.    Power of the Board of Directors; Number of Directors
The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. There shall be no cumulative voting in the election of directors. Before the Sunset Date, the Board of Directors will consist of a single class of directors with one vote per director, each elected annually at the annual meeting of shareholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the total number of directors shall be fixed exclusively by the Board of Directors; provided, however, that before the Sunset Date, shareholders may also fix the number of directors by resolution adopted by the shareholders by written consent in lieu of a meeting.
B.    Preferred Directors
Notwithstanding anything else contained herein, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such series of Preferred Stock provided in the applicable certificate of designations adopted by the Board of Directors pursuant to Article IV hereof.
C.    Classified Board of Directors
From and after the Sunset Date, the directors shall be divided into three classes, designated Class I, Class II and Class III, with one vote per director. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of shareholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the first annual meeting of shareholders following the Sunset Date, directors initially designated as Class II directors shall serve for a term ending on the date of the second annual meeting of shareholders following the Sunset Date, and directors initially designated as Class III directors shall serve for a term ending on the date of the third annual meeting of shareholders following the Sunset Date. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. The Board of Directors shall assign members of the Board of Directors already in office prior to the Sunset Date to such classes at the time such classification becomes effective. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.
D.    Vacancies
Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause shall be filled only by the affirmative vote of a majority of the voting power of the remaining directors then in office, even if less than a quorum of the Board of Directors (excluding the vote of any such director who has resigned, even if such resignation has not yet become effective); provided, however, that before the Sunset Date, vacancies may also be filled by the shareholders by the affirmative vote of the holders of a majority of the total combined voting power of the shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. If there are no directors in office, then an election of directors may be held in accordance with the TBOC. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified or until such director’s earlier death, disqualification, resignation or removal. No decrease in the number of directors shall shorten the term of any director then in office.

E.    Removal
Any director may be removed with or without cause by affirmative vote of the holders of a majority of the total combined voting power of the shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, that after the Sunset Date, subject to the rights of the holders of any series of Preferred Stock then outstanding, no director may be removed from office by the shareholders except for cause with the affirmative vote of the holders of not less than 75% of the total voting power of the shares of stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
ARTICLE VII.
MEETINGS OF SHAREHOLDERS
A.    Annual Meetings
An annual meeting of shareholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.
B.    Special Meetings
Until the Sunset Date, special meetings of the shareholders may be called by the affirmative vote of the holders of a majority of the total voting power of Common Stock. From and after the Sunset Date, special meetings of the shareholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors.
C.    Written Consent
Until the Sunset Date, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the shareholders having at least the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting in which each shareholder is present and votes. Any such action taken by written consent shall be delivered to the Corporation at its principal office. From and after the Sunset Date, subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article IV Section (A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken only upon the vote of shareholders at an annual or special meeting duly noticed and called in accordance with the TBOC, as amended from time to time, and this Article VII and may not be taken by written consent of shareholders without a meeting.

ARTICLE VIII.
INDEMNIFICATION
A.    Limited Liability
To the fullest extent permitted by law, a director or an officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the TBOC or any other law of the State of Texas is amended after approval by the shareholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended.
B.    Right to Indemnification
Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the TBOC. The right to indemnification conferred in this Article VIII shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the TBOC. The right to indemnification conferred in this Article VIII shall be a contract right.
The Corporation may, by action of its Board of Directors, provide rights to indemnification and to advancement of expenses to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the TBOC.
C.    Insurance
The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the TBOC.
D.    Nonexclusivity of Rights
The rights and authority conferred in this Article VIII shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

E.    Preservation of Rights
Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Formation or the Bylaws, nor, to the fullest extent permitted by the TBOC, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
ARTICLE IX.
FORUM SELECTION
A.    Exclusive Forum
Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation of the Corporation’s shareholders including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the TBOC or the Certificate of Formation or the Bylaws (in each case, as they may be amended from time to time), (d) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine or (e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC shall be in the First Business Court Division (“Business Court”) of the State of Texas (provided that if the Business Court determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the state district court of Texas located in Tarrant County). The preceding sentence of this Article IX shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.
B.    Jury Trial Waiver
Any shareholder, director, or officer of the Corporation (each, a “Covered Party”) hereby irrevocably and unconditionally waives any right that each Covered Party may have to a trial by jury in any legal action, proceeding, cause of action or counterclaim arising out of or relating to any internal entity claim, as defined under the TBOC, related to the Corporation, and each shareholder agrees that the shareholder’s continued holding of shares of stock of the

Corporation shows their intentional and knowing waiver of any right to trial by jury with respect to such claims.
ARTICLE X.
AMENDMENTS
A.    Adoption, Amendment and Repeal of Certificate of Formation
The Corporation reserves the right to amend this Certificate of Formation in any manner permitted by the TBOC and all rights and powers conferred upon shareholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Article IV Section (B), Article V, Article VII, Article VIII, Article IX, Article X and Article XI may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Article IV Section (B), Article V, Article VII, Article VIII, Article IX, Article X and Article XI, unless (i) before the Sunset Date, such action is approved by the affirmative vote of the holders of a majority of the total voting power of the shares of stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class and (ii) from and after the Sunset Date, such action is approved by the affirmative vote of the holders of not less than 75% of the total voting power of the shares of stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
B.    Severability
If any provision or provisions of this Certificate of Formation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Formation (including, without limitation, each portion of any paragraph of this Certificate of Formation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Formation (including, without limitation, each such portion of any paragraph of this Certificate of Formation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XI.
TBOC SECTION 21.419
The Corporation expressly elects to be governed by Sections 21.419 of the TBOC.

ARTICLE XII.
DEFINITIONS
As used in this Certificate of Formation with respect to definitions not connected to the Perpetual Preferred, unless the context otherwise requires or as set forth in another Article of this Certificate of Formation, the following capitalized terms shall have the following meanings as used herein:
“affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling ten percent (10%) or more of any class of outstanding voting securities of such Person or (iii) any officer, director, general partner or trustee of any such Person described in clause (i) or (ii).
“Beneficially Owned” has such meaning as is set forth in Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended. “Beneficial Ownership” and “Beneficially Owns” shall have correlative meanings.
“Change of Control Transaction” means (i) the sale, lease, exchange, transfer, exclusive license (except any such licenses entered into in the ordinary course of business) or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation, taken as a whole); provided that any sale, lease, exchange, transfer, exclusive license (except any such licenses entered into in the ordinary course of business) or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination or other similar transaction of the Corporation with or into any other entity, other than a merger, consolidation, business combination or other similar transaction that would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the Voting Securities, as outstanding immediately after such merger, consolidation, business combination or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination or other similar transaction owning Voting Securities or voting securities of the surviving entity or its parent immediately following the merger, consolidation, business combination or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned the Voting Securities immediately prior to the transaction; or (iii) a recapitalization, liquidation, dissolution, winding up or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution or other similar transaction that would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent

(50%) of the total combined voting power represented by the Voting Securities, as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction owning Voting Securities or voting securities of the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned the Voting Securities immediately prior to the transaction.
“Class A Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for shares of Class A Common Stock.
“Class B Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for shares of Class B Common Stock.
“control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Convertible Securities” means (i) any securities of the Corporation (other than Class A Common Stock or Class B Common Stock) that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of the Corporation or any other Person, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise, and (ii) any securities of any other Person that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of such Person or any other Person (including the Corporation), whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.
“Disability” or “Disabled” means, with respect to a Founder, the permanent and total disability of such Founder such that such Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and such Founder. If such Founder is incapable of selecting a licensed physician, then such Founder’s spouse shall make the selection on behalf of such Founder, or in the absence or incapacity of the Founder’s spouse, such Founder’s adult children by majority vote shall make the selection on behalf of such Founder, or in the absence of adult children of such Founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by such Founder and which holds in the aggregate more shares of all classes of capital stock of the Corporation than any other revocable living trust created by such Founder shall make the selection on behalf of such Founder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of such Founder shall make the selection on behalf of such Founder. In the event of a dispute as to whether a Founder has suffered a Disability, no Disability of such Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.
“Disability Date” means, with respect to a natural person, the date such person dies or becomes Disabled.
“Family Member” means, with respect to a natural person, such person’s lineal descendants, stepchild, parent, stepparent, grandparent, spouse, sibling, lineal descendants of siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including, adoptive relationships.
“Family Member Insider” means a Family Member of a Founder that is an officer or member of the Board of Directors of the Corporation.
 “Independent Directors” means the members of the Board of Directors designated as independent directors in accordance with the Listing Standards.
“Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Deemed Liquidation Event.
“Listing Standards” means (i) the requirements of any national stock exchange on which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the Nasdaq Stock Market LLC generally applicable to companies with equity securities listed thereon.
“Mandatory Conversion Time” means the time of any conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with Article IV, other than any voluntary conversion pursuant to Article IV Section (C) hereof.
“Permitted Entity” means (i) a trust formed solely for the benefit of one or more of any Founder or any Permitted Transferee or such Founder’s or Permitted Transferee’s Family Members and (ii) a partnership, corporation, foundation, charity, or other entity controlled by one or both Founders and/or Permitted Transferees.
“Permitted Transfer” means a Transfer from a holder of shares of Class B Common Stock to any Permitted Transferee, or a transfer from a Permitted Transferee to another Permitted Transferee or back to such original holder.
“Permitted Transferee” means (i) each Founder, (ii) the estate of each Founder or any Permitted Transferee, (iii) any Permitted Entity and (iv) one or more Family Members of each Founder or any Permitted Transferee.
“Person” means a natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association or other legal entity.

“Rights” means any option, warrant, restricted stock unit, restricted stock award, performance stock award, phantom stock, equity award, conversion right, or contractual right of any kind held by a Founder to acquire shares of the Corporation’s authorized but unissued capital stock, including, for the avoidance of doubt, any Rights granted concurrently with closing of the initial public offering of the Corporation.
“Share Distribution” means a dividend or distribution (including a dividend or distribution made in connection with any stock-split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of the Corporation) payable in shares of any class or series of capital stock, Convertible Securities or other securities of the Corporation or any other Person; provided, that none of the reclassifications to be effected pursuant to Article IV Section (A)(1) shall constitute a Share Distribution.
“Transfer” of a share of Class B Common Stock shall mean any direct or indirect sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share (a “transfer”), whether or not for value and whether voluntary or involuntary or by merger, consolidation or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in Beneficial Ownership), a transfer of a share of Class B Common Stock among two or more unaffiliated or unrelated holders or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise (unless, in each case, otherwise explicitly exempted from the definition of “Transfer” hereunder), provided, however, that the following shall not be considered a “Transfer”:
(i)the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of shareholders;
(ii)the pledge of shares of Class B Common Stock by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;
(iii)the fact that the spouse of any holder of shares of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of “Transfer”;

(iv)entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee where the holder entering into the plan retains Voting Control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer;
(v)entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or other merger or consolidation, or taking any actions contemplated thereby; or
(vi)any proxy granted, or proxy agreement entered into, before the Effective Time with respect to the voting of any of the Corporation’s capital stock to which the Corporation is a party that terminates upon the consummation of the sale of shares of capital stock of the Corporation to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.
“Underlying Securities” means, with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities are directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.
“Voluntary Conversion Time” means, as applicable, the close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of a conversion notice and, if applicable, certificates (or lost certificate affidavit and agreement) from a holder of Class B Common Stock pursuant to Article IV Section (B)(8), unless such notice is subject to a condition or contingency, in which case the “Voluntary Conversion Time” shall be the close of business on the date such condition or contingency is satisfied or waived.
“Voting Control” means with respect to a share of Class B Common Stock the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.
“Voting Securities” means the Class A Common Stock and Class B Common Stock and any series of Preferred Stock which by the terms as set forth herein or in its Preferred Stock certificate of designations is designated as a Voting Security; provided that, except as may otherwise be required by the TBOC or other applicable law, each such series of Preferred Stock shall be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for by its terms as set forth herein or in the applicable Preferred Stock Certificate of Designations.
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